Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Crawford & Company Omnibus Stock and Incentive Plan (As Amended and Restated May 13, 2022) of our reports dated March 14, 2022, with respect to the consolidated financial statements of Crawford & Company and the effectiveness of internal control over financial reporting of Crawford & Company included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 8, 2022

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